Exhibit 10.39

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the year and date above first written.

LANDLORD:

900 NORTH MICHIGAN. LLC,
a Delaware limited liability company

By:	/s/ Patrick Meara
Print Name:	Patrick Meara
Title:	Vice President

TENANT:

GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership

By:	/s/ Paul Meister
Print Name:	Paul Meister
Title:	V.P. of Grosvenor Holdings, L.L.C.
Manager of GCM, L.L.C.
G.P. of Grosvenor Capital Management, L.P.

S-1

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this "**Second Amendment**") is made and entered into as of July 1, 2008, by and between 900 NORTH MICHIGAN, LLC, a Delaware limited liability ("**Landlord**"), and GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership ("**Tenant**").

RECITALS:

A. Landlord's predecessor in interest, LaSalle Bank National Association, as Trustee under that certain Trust Agreement dated March 1, 1984 and known as Trust No. 107701 (the "**Trust**"), and Tenant entered into that certain Office Lease dated as of December 17, 2004 (the "**Original Lease**") pursuant to which the Trust leased to Tenant, and Tenant leased from the Trust, the "Premises" (as therein defined), in the property known as 900 North Michigan Building ("**Building**") the address of which is 900 North Michigan Avenue, Chicago, Illinois 60611 and consisting of approximately 72,883 square feet of rentable area on the 11th, 12th and 20th floors of the Building (the "**Premises**").

B. On or about April 27, 2005, the Trust assigned its interest in the Lease to Landlord.

C. On or about May 31, 2007, Tenant and Landlord entered into a First Amendment to Office Lease (the "**First Amendment**"), by and between Landlord and Tenant to provide for Tenant's lease of additional space in the Building by subleasing from JMB Realty Corporation, a Delaware corporation, certain space located on the 13th floor of the Building, pursuant to that certain Sublease Agreement of even date herewith. The Original Lease and the First Amendment are hereinafter referred to together as the "**Lease.**"

D. Pursuant to Paragraph 57 of the Lease, Tenant desires to lease additional space in the Building by exercising its right of first opportunity to lease certain space (the "**ROFO Space**") located on the 17th floor of the Building and consisting of approximately 3,889 rentable square feet of office space, being Suite 1720 in the Building and shown on the plan attached hereto as **Exhibit A**.

E. The parties now desire to amend the Lease to provide for the leasing of the ROFO Space pursuant to the terms of the Lease, in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1. **Possession of the ROFO Space.** Tenant has inspected the ROFO Space and agrees to accept the same "as is," except for the covenants, representations and warranties made in this Second Amendment and in the Lease. Landlord delivered the ROFO Space to Tenant on July 1, 2008 (the "**ROFO Space Delivery Date**"). From and after the ROFO Space Delivery Date, the term "**Premises**" under the Lease, as modified by this Second Amendment, shall be deemed to include the ROFO Space.

2. **Term**. The term of the lease of the ROFO Space shall be coterminous with the Term of the Lease for the Premises, such that the lease term of the ROFO Space shall expire on the Termination Date, or shall be sooner terminated or extended if the Term for the Premises is sooner terminated or extended, as provided in the Lease.

3. **Monthly Base Rent.** From and after the earlier to occur of (1) September 1, 2008 and (2) the date Tenant opens for business in the ROFO Space (the "**ROFO Space Commencement Date**"), Tenant shall pay the monthly Base Rent for the ROFO Space equal to the rate then applicable to the 11th floor portion of the Premises, which Base Rent Per Square Foot of Rentable Area is set forth in Paragraph 3 of the Original Lease.

4. **Tenant's Prorata Share.** From and after the ROFO Space Delivery Date, Tenant's Prorata Share shall be modified to be 25.19%.

5. **ROFO Space Allowance.** Tenant shall be entitled to an allowance for improvements to the ROFO Space, which allowance and improvements shall be subject to the terms of the Work Agreement, attached hereto as **Exhibit B** of this Second Amendment.

6. **Electrical Specifications.** The ROFO Space includes a separately metered 200 amp, 120/208 volt, 3 phase, 4 wire service with a 42 pole panel for the exclusive use of Tenant located in the Building's base electrical closet. Throughout the Term, Landlord shall ensure that all of the circuits within such panel shall be devoted exclusively to serving the ROFO Space. Tenant has inspected the electrical wiring and facilities for the ROFO Space and agrees to accept the same "as is," except for the covenants, representations and warranties made in this Second Amendment and in the Lease. Additionally, at Tenant's sole cost, Tenant shall be entitled to access ceiling space on the sixteenth (16th) floor of the Building for the sole purpose of installing plumbing piping and electrical conduit for Tenant's use in the ROFO Space; provided, however, during such access and installation, Tenant shall at all times comply with the rules and regulations set forth in Paragraph 22 of the Original Lease, and Tenant shall hold Landlord harmless from all costs, damages, liens and expenses related to, caused by or arising from such access and installation.

7. **Demising Wall.** Landlord shall erect a demising wall between the ROFO Space and that certain space commonly known as Suite 1710 in the Building, and Landlord and Tenant shall equally share the cost to erect such demising wall. Tenant shall pay Landlord its share of the cost thereof immediately upon being billed for same.

8. **Suite 1710.** Tenant acknowledges that Landlord leased Suite 1710 in the Building to JMB Realty Corporation, a Delaware corporation, on or around July 1, 2008. Tenant hereby waives its right of first opportunity to Suite 1710 in the Building, until such time as the same becomes legally available to lease, per the terms of Paragraph 57 of the Lease. Additionally, Tenant hereby waives its right of first refusal to said Suite 1710, until such time as the same becomes legally available to lease and a third party has expressed an interest in leasing such space, per the terms of Paragraph 58 of the Lease.

9. **First Amendment**. As of the date hereof, the First Amendment shall be amended as follows: (a) in Section 1, the number "31" shall be deleted in its entirety, and the number "30" shall be substituted in its place and stead, and (b) in the second (2nd) paragraph of Section 2, the reference

"32.b" shall be deleted in its entirety, and the reference "31.b" shall be substituted in its place and stead.

10. **Ratification.** The parties hereby affirm and ratify the Lease as modified by this Second Amendment. No further changes to the Lease may be made except by written agreement signed by the parties. In the event of any conflict or inconsistency between the terms of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

11. **Successors and Assigns**. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns.

12. **Counterparts**. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

13. **No Broker.** Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Second Amendment and agrees to indemnify, defend and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Second Amendment. Landlord represents that Landlord has not dealt with any broker, agent or finder in connection with this Second Amendment and agrees to indemnify, defend and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any broker, agent or finder with whom Landlord has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Second Amendment.

14. **Whole Agreement.** This Second Amendment sets forth the entire Agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Second Amendment, the latter provisions shall govern and control. Except as expressly amended herein, the original terms and conditions of the Lease remain in full force and effect.

15. **Not an Offer.** Neither party shall be bound by this Second Amendment until Landlord and Tenant both have executed and delivered the same to our other party.

16. **Capitalized Terms.** All capitalized terms used but not defined herein shall have the meanings attributed to them in the Lease.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT A

The ROFO Space


WALTON ST.
MICHIGAN AVE.
DELAWARE ST.
17TH FLOOR LEASE PLAN
0 10 20 30 50 100
5/30/08

900 NORTH MICHIGAN
Chicago, Illinois

Shapiro Associates
Architectural Services LLC

EXHIBIT B

Work Agreement

1. The Work. Under the Lease, as amended by this Second Amendment, Tenant has agreed to accept the ROFO Space "as is," without any obligations for the performance of improvements or other work by Landlord, except for Landlord's obligation as expressly set forth in Paragraph 6 of the Lease, Tenant desires to perform certain improvements to the ROFO Space in connection with its initial occupancy thereof (the "**Work**"). Such Work shall be in accordance with the provisions of this Work Agreement, and to the extent not expressly inconsistent herewith, in accordance with the provisions of the Lease, including without limitation, Paragraph 8 thereof. Performance of the Work shall not serve to abate or extend the time for the commencement of Rent under the Lease, except to the extent Landlord delays approvals beyond the times permitted below. All capitalized terms used and not defined herein shall have the meaning ascribed to them in the Lease, as amended by this Second Amendment.

2. Cost of the Work. Except as provided hereinafter, Tenant shall pay all costs (the "**Costs of the Work**") associated with the Work whatsoever, including without limitation, all permits, inspection fees, fees of space Planners, architects, engineers, and contractors, utility connections, the cost of all labor and materials, bonds, insurance, and any structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the ROFO Space required as a result of the layout, design, or construction of the Work.

Of the Costs of the Work, Landlord shall reimburse Tenant or pay to third parties on behalf of Tenant the amount equal to $55.00, multiplied by (i) the rentable square footage of the First Expansion Space, and (ii) a fraction, the numerator of which is the number of months remaining in the Term after the ROFO Space Commencement Date, and the denominator of which is the total number of months in the Term (156) (the "**ROFO Space Allowance**"), which allowance will be available for Tenant's use in connection with its initial improvements to the ROFO Space (the "**ROFO Space Improvements**"). The ROFO Space Allowance shall be funded by Landlord within twenty (20) days after Tenant has submitted all invoices, lien waivers, affidavits of payment, and such other evidence as Landlord may reasonably require that no mechanic's, materialmen's or other such liens have been or may be filed against the Property or the ROFO Space arising out of the design or performance of the Work; and the Work has been completed in accordance with the "Space Plan" and "Working Drawings" (as described in Section 15 of this Work Agreement) approved by Landlord in writing in accordance with the provisions hereof. In the alternative, at Tenant's request, Landlord shall fund the ROFO Space Allowance in installments, not more frequently than monthly, based on applications for payment and releases of lien rights, submitted by Tenant on Landlord's standard form for use by contractors requesting progress payments, together with such lien releases and affidavits of payments by Tenant's general contractor and subcontractors contemplated therein, and such other documentation as Landlord may reasonably require. Landlord may issue checks to fund the ROFO Space Allowance jointly to Tenant, its general contractor, and, at Tenant's direction, to any subcontractors or suppliers.

Tenant shall forfeit any portion of the ROFO Space Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following the delivery of the ROFO Space to Tenant in connection with the ROFO Space Improvements.

3. Space Plan and Specifications.

A. Prior to commencing Tenant's Work, Tenant shall submit two (2) sets of the Space Plan to Landlord for approval.

B. Landlord shall, within ten (10) days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval. In the event Landlord disapproves the Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit two sets of the revised Space Plan to Landlord within fifteen (15) days after receipt of Landlord's initial disapproval.

4. Working Drawings and Engineering Report.

A. Prior to commencing Tenant's Work, Tenant shall submit to Landlord for approval two (2) sets of the Working Drawings, based upon the approved Space Plan, and a report (the "**Engineering Report**") from Tenant's mechanical, structural, if required based upon Landlord's review of preliminary plans for same, and electrical engineers indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant.

B. Landlord shall, within ten (10) working days after receipt thereof, either approve the Working Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval. If Landlord disapproves of the Working Drawings or Engineering Report, Tenant shall modify and submit revised Working Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval, within fifteen (15) days after receipt of Landlord's initial disapproval.

5. Landlord's Approval. Landlord shall not unreasonably withhold approval of any Space Plans, Working Drawings, or Engineering Report submitted hereunder if they provide for a customary office layout with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property's shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise. If Landlord fails to approve or disapprove any matter for which Landlord's approval is required pursuant to Paragraph 3 or 4 above, then Tenant may send a second written notice to Landlord requesting approval of such matter, which second notice shall contain a statement in bold, capitalized letters at the top of the front page of such notice, as follows: "THIS IS THE SECOND NOTICE. FAILURE TO ADDRESS THE MATTER SET FORTH HEREIN RESULTS IN THE FORFEITURE OF APPROVAL RIGHTS FOR SUCH MATTER." If Landlord fails to approve or disapprove such matter within seven (7) days after receipt of the second notice, then such matter shall be deemed to have been approved by Landlord.

6. Space Planners, Architects, Engineers. The Space Plan, Working Drawings, Engineering Report and the Work, shall be prepared and performed by such space planners, architects, engineers, and contractors as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute another licensed, bonded, reputable and qualified space planner, architect, engineer or contractor, who will work in harmony with each other and those of Landlord so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America. Such substitutions may be made only with Landlord's prior written approval. Such approval shall be granted or denied within fifteen (15) days after Landlord receives from Tenant a written request for such substitution, containing a reasonable designation of the proposed party's background, references and qualifications. Any such substitution shall not serve to delay the times for submission of the Space Plan, Working Drawings and Engineering Report required herein, except to the extent that Landlord delays granting or denying approval beyond the aforementioned fifteen (15) day period. Landlord hereby approves Gary Lee Partners as Tenant's architect, Bes Engineering, as Tenant's MEP Engineers, and Interior Construction Group, as Tenant's general contractor.

7. Change Orders. No major changes, modifications, alterations or additions to the approved Space Plan or Working Drawings may be made without the prior written consent of the Landlord after the written request therefor by Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. A major change would be a single change affecting the Systems and Equipment, or of a value of more than $30,000 in any one instance, or $100,000 in the aggregate. In the event that the ROFO Space are not constructed in accordance with said approved Space Plan and Working Drawings, then Tenant shall not be permitted to occupy the ROFO Space until the ROFO Space reasonably comply in all respects with said approved Space Plan and Working Drawings; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease.

8. Compliance. Tenant's Work shall comply in all respects with the following: (a) the Building Code of the City of Chicago or other laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other such person, (b) applicable standards of the National Board of Fire Underwriters and National Electrical Code, and (c) building material manufacturer's specifications.

9. Guarantees. Each contractor, subcontractor and supplier participating in Tenant's Work shall guarantee that the portion thereof for which he is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Every such contractor, subcontractor and supplier shall be responsible for the replacement or repair, without any additional charge, of all work done or furnished in accordance with its contract which shall become defective within one (1) year after completion thereof. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of Tenant's Work and/or the Property and/or common areas, or work which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to Tenant's Work shall be contained in the contract or subcontract which shall be written such that said warranties or guarantees shall inure to the benefit of both Landlord and Tenant, as their respective

interests may appear, and can be directly enforced by either. Tenant covenants to give Landlord any assignment or other assurances necessary to effect such right of direct enforcement. Copies of all contracts and subcontracts shall be furnished to Landlord promptly after the same are entered.

10. Performance.

A. Tenant's Work shall be commenced only after Landlord approves the Working Drawings, and upon commencement shall thereafter be diligently prosecuted to completion, subject to delays for reasons beyond Tenant's control (except financial matters). All Work shall conform with the Working Drawings approved by Landlord in writing, and Landlord may periodically inspect the Work for such compliance. Tenant's Work shall be coordinated under Landlord's direction with the work being done or to be performed for or by other tenants in the Property so that Tenant's Work will not interfere with or delay the completion of any other construction work in the Property.

B. Tenant's Work shall be performed in a thoroughly safe, first-class and workmanlike manner in conformity with the approved Space Plan and Working Drawings, and shall be in good and usable condition at the date of completion.

C. Tenant shall be required to obtain and pay for all necessary permits and/or fees with respect to Tenant's Work, and the same shall be shown to Landlord prior to commencement of the Work.

D. Each contractor and subcontractor shall be required to obtain prior written approval from Landlord for any space outside the ROFO Space within the Property, which such contractor or subcontractor desires to use for storage, handling, and moving of his materials and equipment, as well as for the location of any facilities for his personnel.

E. The contractors and subcontractors shall be required to remove from the ROFO Space and dispose of, at least once a week and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the construction. Upon completion of Tenant's Work, the contractors and subcontractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by the contractors and subcontractors in the performance of Tenant's Work. If any contractor or subcontractor shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within two (2) days after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease.

F. Tenant shall obtain and furnish Landlord all approvals with respect to electrical, water and telephone work as may be required by the respective company supplying the service. Tenant shall obtain utility service, including meter, from the utility company supplying service, unless Landlord elects to supply service and/or meters.

G. Landlord's acceptance of Tenant's Work as being complete in accordance with the approved Space Plan and Working Drawings shall be subject to Landlord's inspection and

written approval. Tenant shall give Landlord five (5) days' prior written notification of the anticipated completion of Tenant's Work.

H. Tenant shall, at its cost and expense construct, purchase, install and perform any and all items of Tenant's Work, stock its merchandise and employ its personnel so as to obtain any governmentally required certificate of occupancy and to occupy the ROFO Space as soon as possible, and in all cases on or before the date required therefor hereunder or under the Lease.

I. If an expansion joint occurs within the ROFO Space, Tenant shall install finish floor covering to or covering such joint in a workmanlike manner, and Landlord shall not accept responsibility for any finish floor covering applied to or installed over the expansion joint.

J. Copies of "as built" drawings shall be provided to Landlord no later than thirty (30) days after completion of the Work.

K. Landlord's approval of Tenant's plans and specifications, and Landlord's recommendations or approvals concerning contractors, subcontractors, space planners, engineers or architects, shall not be deemed a warranty as to the quality or adequacy of the Work, or the design thereof, or of its compliance with Laws, codes and other legal requirements.

L. Tenant shall conduct its labor relations and relations with employees so as to avoid strikes, picketing and boycotts of, on or about the ROFO Space or Property. If any employees strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant, its employees, agents, contractors, subcontractors or suppliers, in or about the ROFO Space or Property, Tenant shall immediately close the ROFO Space and remove or cause to be removed all such employees, agents, contractors, subcontractors and suppliers until the dispute has been settled.

M. Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or ROFO Space as a result of the Work. If such disturbances or deficiencies result, Tenant shall correct the same and restore the services to Landlord's reasonable satisfaction, within a reasonable time.

N. If performance of the Work shall require that additional services or facilities (including without limitation, extra or after-hours elevator usage or cleaning services) be provided, Tenant shall pay Landlord's reasonable charges therefor. To the extent not previously delivered to Tenant, concurrently with the execution of the Lease, Landlord shall provide Tenant with a current schedule of these costs.

O. Tenant's contractors shall comply with the rules of the Property and Landlord's requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed after 6:00 p.m. or on weekends. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the ROFO Space must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent tenant or mechanical areas.

P. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other tenants of the Property, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Property.

11. Insurance. All contractors and sub-contractors shall carry Worker's Compensation Insurance covering all of their respective employees in the statutory amounts. Employer's Liability Insurance in the amount of at least $500,000 per occurrence, and comprehensive general liability insurance of at least $3,000,000 combined single limit for bodily injury, death, or property damage; and the policies therefor shall cover Landlord and Tenant as additional insureds, as well as the contractor or subcontractor. Tenant shall carry builder's risk insurance coverage respecting the construction and improvements to be made by Tenant, in the amount of the anticipated cost of construction of the Work (or any guaranteed maximum price). All insurance carriers hereunder shall be rated at least A and X in Best's Insurance Guide. Certificates for all such insurance shall be delivered to Landlord before the construction is commenced or contractor's equipment is moved onto the Property. All policies of insurance must require that the carrier give Landlord thirty (30) days' advance written notice of any cancellation or reduction in the amounts of insurance. In the event that during the course of Tenant's Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant's cost.

12. Signage. Notwithstanding anything contained herein to the contrary, Landlord shall cause signage of building standard material and design to be placed on or near the door of the ROFO Space and Tenant shall pay the cost thereof to Landlord upon demand. The amount due from Tenant therefor shall be deemed "Rent" under the Lease. Tenant shall promptly advise Landlord what name or names Tenant wishes for said signage. The content of all signage shall be subject to Landlord's prior written approval. The signage requirement outlined above is for multi-tenant floors only. On floors fully occupied by Tenant, Tenant shall have the right to furnish and install signage that is of Tenant's choice, layout and location, subject to reasonable Landlord review and approval. No other signage may be installed or placed outside the ROFO Space by Tenant.

13. Liens. Tenant shall keep the Property and ROFO Space free from any mechanic's, materialmen's or similar liens or other such encumbrances in connection with the Work, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including attorneys' fees) arising in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of the Work (or such additional time as may be necessary under applicable laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount paid shall be deemed additional rent under the Lease payable upon demand, without limitation as to other remedies available to Landlord under the Lease. Nothing contained herein shall authorize Tenant to do any act which shall subject Landlord's title to the Property or ROFO Space to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or ROFO Space arising in connection with the Work shall

be null and void, or at Landlord's option shall attach only against Tenant's interest in the ROFO Space and shall in all respects be subordinate to Landlord's title to the Property and ROFO Space.

14. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord (and Landlord's principals, partners, agents, trustees, beneficiaries, offices, employees and affiliates) from and against any claims, demands, losses, damages, injuries, liabilities, expenses, judgments, liens, encumbrances, orders and awards, together with attorneys' fees and litigation expenses arising out of or in connection with the Work, or Tenant's failure to comply with the provisions hereof or any failure by Tenant's contractors, subcontractors or their employees to comply with the provisions hereof, except to the extent caused by Landlord's intentional or negligent acts.

15. Certain Definitions.

A. "Space Plan" herein means a floor Planning, drawn to scale, showing: (1) demising walls, corridor doors, interior partition walls and interior doors, including any special walls, glass partitions or special corridor doors, (2) any restrooms, kitchens, computer rooms, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other special facilities or equipment, (3) any communications system, indicating telephone and computer outlet locations, and (4) any other details or features required to reasonably delineate the Work to be performed.

B. "Working Drawings" herein means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and if applicable: (1) electrical outlet locations, circuits and anticipated usage therefor, (2) reflected ceiling Planning, including lighting, switching and any special ceiling specifications, (3) duct locations for heating, ventilating and air-conditioning equipment, (4) details of all millwork, (5) dimensions of all equipment and cabinets to be built in, (6) furniture Planning showing details of space occupancy, (7) hardware schedule, (8) lighting arrangement, (9) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire protection, life-fire-safety system, or mechanical systems, (10) special heating, ventilating and air conditioning equipment and requirements, (11) weight and location of heavy equipment, and anticipated loads for special usage rooms that would exceed the Building's in place loads, (12) demolition Planning, (13) partition construction Planning, (14) type and color of floor and wall-coverings, wall paint and any other finishes, and any other details or features required to completely delineate the Work to be performed.

16. Taxes. Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions (including without limitation, any real estate taxes or assessments, sales tax or value added tax) assessed against or levied upon Tenant's fixtures, furnishings, equipment and personal property located in the ROFO Space and the Work to the ROFO Space under this Work Agreement. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay its share of such taxes, charges or other governmental impositions to Landlord within thirty (30) days after Landlord delivers a statement

and a copy of the assignment or other documentation showing the amount of such impositions applicable to Tenant.

17. INCORPORATED INTO LEASE; DEFAULT. THE PARTIES AGREE THAT THE PROVISIONS OF THIS WORK AGREEMENT ARE HEREBY INCORPORATED BY THIS REFERENCE INTO THE LEASE FULLY AS THOUGH SET FORTH THEREIN. In the event of any express inconsistencies between the Lease and this Work Agreement, the latter shall govern and control. If Tenant shall default under this Work Agreement, Landlord may order that all Work being performed in the ROFO Space be stopped immediately, and that no further deliveries to the ROFO Space be made, until such default is cured, without limitation as to Landlord's other remedies. Any amounts payable by Tenant to Landlord hereunder shall be paid as additional rent under the Lease. Any default by the other party hereunder shall constitute a default under the Lease and shall be subject to the remedies and other provisions applicable thereto under the Lease. If Tenant shall default under the Lease or this Work Agreement and fail to cure the same within the time permitted for cure under the Lease, at Landlord's option, all amounts paid or incurred by Landlord towards the ROFO Space Allowance shall become immediately due and payable as additional rent under the Lease.